Exhibit 10.2
SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT
THIS SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT (this “Agreement”) is made as of April 28, 2026, by and between TELEFLEX INCORPORATED (the “Company”, and together with its subsidiaries and affiliates, the “Company Group”) and Jason Weidman (“Executive”). This Agreement shall be effective as of the Start Date (as defined below), and if Executive’s employment with the Company does not begin on the Start Date, this Agreement shall be void ab initio.
BACKGROUND
A.    Executive is to be employed by the Company as its Chief Executive Officer effective as of June 8, 2026 (the “Start Date”).
B.    The purpose of this Agreement is to provide for certain severance compensation and benefits to be paid or provided to Executive in the event of the termination of Executive’s employment under circumstances specified herein and to provide also for certain commitments by Executive respecting the Company Group.
TERMS
In consideration of the mutual promises, benefits and covenants herein contained, the Company and Executive hereby agree as follows:
1.Definitions. The following terms used in this Agreement with initial capital letters have the respective meanings specified therefor in this Section or as otherwise indicated in this Agreement.
“Anniversary Date” means the date that is twelve (12) full months after the Start Date.
“Annual Incentive Plan” means the Management Incentive Plan (MIP) or Executive Incentive Plan (EIP) of the Company providing for the payment of annual bonuses to certain employees of the Company Group, including Executive, as such plans may be amended from time to time or, if such plans shall be discontinued, any similar plan or plans of the Company Group in effect at any relevant time and in which Executive is a participant.
“Base Salary” means the annualized base rate of salary paid to Executive as such may be in effect from time to time.
“Board” means the Board of Directors of the Company.
“Cause” means (a) misappropriation of funds or any other act by Executive involving fraud or dishonesty, (b) conviction of or plea of guilty or nolo contendre of a crime involving moral turpitude or any felony or any material breach by Executive of any securities or other law or regulation or any Company policy, or (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company Group taken as a whole, the willful or repeated refusal or failure substantially to perform Executive’s material obligations and duties hereunder or those reasonably directed by the Board (except in connection with a Disability) or the carrying out by Executive of any activity, or Executive making any public statement, which prejudices or reduces the good name and standing of the Company Group. Any determination of Cause by the Company shall not be made until Executive has been given written notice detailing the specific Cause event and, to the extent such Cause event is curable, a period of 10 business days following receipt of such notice to cure such event.
“Change of Control Severance Agreement” means the Executive Change of Control Agreement between the Company and Executive relating to termination of employment of Executive after the occurrence of a Change of Control (as defined in such agreement).
“Code” means the Internal Revenue Code of 1986, as amended.
“Disability” means Executive’s continuous illness, injury or incapacity for a period of six consecutive months.
“Good Reason” means a Termination of Employment initiated by Executive by Notice of Termination, in accordance with Section 3, upon one or more of the following occurrences; provided that as soon as practicable, but not more than 90 days, after Executive becomes aware of such occurrence and before such Notice of Termination is given, Executive shall have given notice of Good Reason to the Company and the Company shall not have fully corrected the situation within 30 days after such notice of Good Reason:
(a)No longer permitting Executive to work remotely from Executive’s office in California between the Start Date and the Anniversary Date or, beginning on the Anniversary Date, a change of the principal office or workplace assigned to Executive to a location more than 25 miles distant from its location immediately prior to such change;
(b)A material reduction by the Company of the title, duties, responsibilities, reporting relationship or position of Executive; provided that if the Company sells or otherwise disposes of any part of its business or assets or otherwise diminishes or changes the character of its business, the change in the magnitude or character of the Company’s business resulting therefrom will not itself be deemed to be a reduction of Executive’s responsibilities, authority or status within the meaning of this clause (b);
(c)Any material breach by the Company Group of the terms of this Agreement, or the Offer Letter Agreement between the Company and Executive, dated April 26, 2026; or
(d)A material reduction of Executive’s Base Salary or a material reduction in Executive’s annual target incentive opportunity under the Annual Incentive Plan.
“Health Care Continuation Period” means the period commencing on the Termination Date and ending on the earlier of (a) the last day of the Severance Compensation Period or (b) the first date on which Executive is eligible to participate in a health care plan maintained by another employer.

“Insurance Benefits Period” means the period commencing on the Termination Date and ending on the earlier of (a) the last day of the Severance Compensation Period or (b) the first date on which Executive is eligible to participate in a life and/or accident insurance plan maintained by another employer.
“Performance Period” means, with respect to any compensation payable (in cash or other property) the amount or value of which is determined by reference to the performance of participants or the Company or the fulfillment of specified conditions or goals, the period of time over which such performance is measured or the period of time in which such conditions or performance goals must be fulfilled.
“Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder.
“Severance Compensation Period” means the 24-month period commencing on the day after the Termination Date.
“Termination Date” means the date specified in a Notice of Termination complying with the provisions of Section 3, as such Notice of Termination may be amended by mutual consent of the parties, which date shall be the date Executive’s Termination of Employment occurs.
“Termination of Employment” means the termination of Executive’s active employment relationship with the Company for any reason, other than a cessation occurring (a) by reason of Executive’s death or Disability or (b) under circumstances that would entitle Executive to receive compensation and benefits pursuant to the Change of Control Severance Agreement. Executive’s Termination of Employment for all purposes under this Agreement that are in relation to a payment subject to Section 409A will be determined to have occurred in accordance with the “separation from service” requirements of Section 409A.
“Termination Year” means the year in which Executive’s Termination Date occurs.
2.Continued Employment of Executive. The parties acknowledge that Executive’s employment by the Company is at will and, except as the parties may hereafter agree in writing, such employment may be terminated by either party at any time, subject only to the giving of prior notice pursuant to Section 3. Nothing in this Agreement shall be construed as giving Executive any right to continue in the employ of the Company.
3.Notice of Termination. The party initiating any Termination of Employment shall give written notice thereof to the other party (a “Notice of Termination”) in accordance with Section 12. A Notice of Termination shall (a) state with reasonable particularity the reasons for such Termination of Employment, if any, that are relevant to Executive’s right to receive compensation and benefits pursuant to this Agreement and (b) specify the date such Termination of Employment shall become effective; provided that Executive shall give the Company at least 30 days’ prior notice. Upon Termination of Employment, regardless of the reason for the termination or whether the employment relationship is terminated by Executive or by the Company, Executive shall automatically be deemed to have resigned from all positions that Executive holds as an officer or, to the extent applicable, as a member of the Board (or a committee thereof) or any similar governing body of the Company or any of its subsidiaries or affiliates, effective as of the date of Executive’s Termination of Employment, and Executive shall execute all documentation requested by the Company to evidence such resignation.
4.Compensation upon Termination of Employment. Upon any Termination of Employment, Executive shall be entitled to any earned but unpaid Base Salary through the Termination Date (paid promptly following the Termination Date) and such other vested benefits as may be due to Executive as governed by the terms and conditions of any applicable plan of the Company Group. Subject to the terms of this Agreement, upon Termination of Employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason, Executive will receive from the Company the following payments and benefits:
(a)Cash Bonuses for Years Preceding the Termination Year. If any cash bonus pursuant to the Annual Incentive Plan in respect of a Performance Period that ended before the Termination Year shall not have been paid to Executive on or before the Termination Date, the Company will pay Executive such bonus in the amount of Executive’s award earned for the Performance Period in the form of a single lump sum cash payment on the latest of (i) the 60th day following the Termination Date, (ii) the date that is two and one-half months following the end of the Performance Period, or (iii) the date the bonus is payable in accordance with the terms of the Annual Incentive Plan.
(b)Payment of Annual Incentive Plan Award for Performance Period Not Completed Before the Termination Date. If the Termination Date occurs before the last day, but after completion of at least six months, of a Performance Period under the Annual Incentive Plan, the Company will pay Executive the Prorated Amount of Executive’s award under the Annual Incentive Plan for that Performance Period. The amount of the award, from which the Prorated Amount is derived, shall be determined based on the degree to which each performance goal on which such award is based has been achieved at the end of the Performance Period (provided that any individual performance component shall be equal to the target award amount for such component). The “Prorated Amount” of the award means an amount equal to the portion of the award that bears the same ratio to the amount of the award as the portion of such Performance Period expired immediately before the Termination Date bears to the entire period of such Performance Period. The amount to which Executive is entitled under this Section 4(c) shall be paid in the form of a single lump sum cash payment on the latest of (i) the 60th day following the Termination Date, (ii) the date that is two and one-half months following the end of the Performance Period, or (iii) the date the bonus is payable in accordance with the terms of the Annual Incentive Plan.
(c)Continuation of Base Salary. The Company will continue during the Severance Compensation Period to pay Executive’s Base Salary as in effect immediately prior to the Termination Date in accordance with the Company’s standard payroll procedures beginning on the 60th day following the Termination Date.
(d)Vehicle Allowance. If Executive received a cash vehicle allowance as of the Termination Date, Executive shall be entitled to continue to receive such cash vehicle allowance during the Severance Compensation Period in an amount equal to the cash vehicle allowance in place immediately prior to the Termination Date. The allowance shall be paid in equal monthly payments during the Severance Compensation Period.
(e)Outplacement. The Company shall reimburse Executive for expenses incurred for outplacement services during the Severance Compensation Period, up to a maximum aggregate amount of $20,000, which services shall be provided by an outplacement agency selected by Executive. The Company shall reimburse Executive within 30 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service expenses incurred by Executive on or prior to the last day of the second calendar year following the Termination Year.
(f)Health Care Coverage. During the Health Care Continuation Period, the Company will provide health (including dental) care coverage under the Company’s then-current health care plan for Executive and Executive’s spouse and eligible dependents on the same basis as if Executive had continued to be employed during that period. If the Company determines that continuation of coverage under the Company’s health care plan for Executive and Executive’s spouse and eligible dependents results in a violation of Section 105(h) of the Code or Executive and Executive’s spouse and eligible dependents are not eligible to continue health care coverage under the Company’s health care plan, the Company will provide Executive with a monthly payment during the Health Care Continuation Period equal to the employer portion of Executive’s coverage under the health care plan for the month immediately prior to the Termination of Employment.
(g)Life and Accident Insurance. Subject to the terms, limitations and exclusions of the plans of the Company Group for provision of life and accident insurance and the Company Group’s related policies of group insurance, (i) during the Insurance Benefits Period the Company will provide life and accident insurance coverage for Executive comparable to the life and accident insurance coverage that Executive last elected to receive as an employee under the applicable plan for such benefits, subject to modifications from time to time of the coverage available under such plan or related insurance policies that are applicable generally to executive officers of the Company. The cost of providing such insurance will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee participation in premiums, on substantially the same terms as would be applicable to an executive officer of the Company.
5.Deductions and Taxes. Amounts payable by the Company pursuant to this Agreement shall be paid net of (a) taxes withheld by the Company in accordance with the requirements of law and (b) deductions for the portion of the cost of certain benefits to be borne by Executive pursuant to Section 4. This Agreement is intended to be exempt from or compliant with the requirements of Section 409A, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and Executive shall have no right (directly or indirectly) to determine the year in which such payment is made. In the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years to the extent necessary to comply with Section 409A. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A if Executive is a “specified employee”, any payments to which Executive may become entitled under this Agreement that are subject to Section 409A (and not otherwise exempt from its application) and would otherwise have been paid prior to the six-month anniversary of the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the aggregate amount of all such payments in a lump sum. Any reimbursement by the Company during any taxable year of Executive will not affect any reimbursement by the Company in another taxable year of Executive. Any right to reimbursement is not subject to liquidation or exchange for another benefit. To the extent that the right to any payment provides for the deferral of compensation within the meaning of Section 409A, references to Executive’s “termination” or

“resignation” of employment will be construed to mean Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i). Notwithstanding anything in this Agreement to the contrary, the Company and its successors shall not be liable to Executive or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any amount hereunder is subject to taxes, penalties or interest as a result of failing to comply with Section 409A.
6.Executive’s General Release and Resignations. As a condition to the obligations of the Company to pay severance compensation and provide benefits pursuant to Section 4, a general waiver of claims and release agreement materially consistent with the Company’s standard release and that does not require Executive to agree to an extension of the restrictive covenant time periods under Section 8 or waive Executive’s then-existing rights to severance or indemnification (the “Release”) shall be timely executed and delivered to the Company by Executive, and Executive shall not thereafter revoke the Release. If Executive fails to execute, or if Executive revokes, the Release, no payments or benefits shall thereafter be made or provided to Executive pursuant to this Agreement, and Executive shall be required to reimburse to the Company any payments or benefits received by Executive pursuant to this Agreement, but Executive’s obligations pursuant to Sections 7 and 8 shall continue in force.
7.Confidential Information. Executive acknowledges that, by reason of Executive’s employment by and service to the Company, Executive has had and will continue to have access to confidential information of the Company Group, including information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company Group and other distributors, customers, clients, suppliers and others who have business dealings with the Company Group (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Executive covenants that (except in connection with the good faith performance of his duties while employed by the Company) Executive will not, either during or after Executive’s employment by the Company, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding; provided, however, that Executive may disclose Confidential Information without the prior written authorization of the Company (i) to Executive’s attorneys, financial advisors, accountants and other professional advisors who are bound by obligations of confidentiality, (ii) to Executive’s spouse or immediate family members, provided that such disclosure relates solely to information concerning the terms of Executive’s employment or cessation thereof, including any information concerning compensation, equity or benefits, or (iii) in the enforcement in a court of law or arbitration proceeding of Executive’s rights under this Agreement or any other agreement with the Company Group. If any of Executive’s spouse or immediate family members breach the covenants in this Section 7, Executive will be liable for such breach as if he himself breached this Section 7. Notwithstanding anything to the contrary herein, (a) each of the parties (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; and (b) nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its Affiliates without the prior written consent of the Company’s General Counsel or other officer designated by the Board.
Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
8.Restrictive Covenants.
(a)Covenant Not to Compete.
(i)Subject to Section 9, Executive agrees that, during Executive’s employment and until Executive’s termination of employment from the Company for any reason, Executive will not, at any time, directly or indirectly, engage in, or have any interest on behalf of Executive or others in any person or business other than the Company (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages in similar business activities to the Company Group in a particular market and product line, and in the specific geographic areas in which the Company Group is engaged or has been engaged in the preceding 12 months for that particular market and product line (the “Business Activities”).
(ii)Notwithstanding the foregoing, Executive may (A) engage, participate or invest in, or be employed by, an entity that is engaged in the Business Activities (a “Competing Entity”) so long as (1) the Annual Revenues derived by the Company Group from the Business Activities in which the Competing Entity is engaged do not exceed $50 million in the aggregate and (2) the Annual Revenues derived by the Competing Entity from the Business Activities do not exceed $50 million in the aggregate; (B) engage, participate or invest in, or be employed by, a Competing Entity so long as the Business Activities for which Executive has oversight do not exceed five percent (5%) of the total Annual Revenues of such Competing Entity; or (C) acquire solely as an investment not more than two percent (2%) of any class of securities of any Competing Entity if such class of securities is listed on a national securities exchange, so long as Executive remains a passive investor in such entity. For purposes of this Section 8(a)(ii), the term “Annual Revenues” shall mean annual revenues for the most recently completed fiscal year.
(b)Hiring of Employees. During Executive’s employment and for a period of 24 months after the Termination Date (the “Restricted Period”), Executive agrees that Executive will not directly or indirectly solicit for employment, or hire or offer employment to, (i) any employee of the Company Group unless the Company Group first terminates the employment of such employee, or (ii) any person who at any time during the 180-day period prior to the Termination Date was an employee of the Company Group. Notwithstanding the foregoing, the provisions of this Section 8(b) shall not be violated by Executive’s general advertising or solicitation not specifically targeted at Company Group-related persons or entities.
(c)Non-Solicitation. Subject to Section 9, during Executive’s employment and until Executive’s termination of employment for any reason, Executive hereby agrees that Executive will not directly or indirectly call on or solicit for the purpose of diverting or taking away from the Company Group (including, by divulging any Confidential Information to any competitor or potential competitor of the Company Group) any person or entity who is at the Termination Date, or at any time during the 12-month period prior to the Termination Date had been, a customer of the Company Group with whom Executive had direct personal contact as a representative of the Company Group or a potential customer whose identity is known to Executive at the Termination Date as one whom the Company Group was actively soliciting as a potential customer within six months prior to the Termination Date.
(d)Return of Company Property. Promptly (and in no event later than 10 days) of either a Termination of Employment or a written request by the Company, Executive will deliver to the person designated by the Company all originals and copies of all documents, information and other property of the Company Group in Executive’s possession, under Executive’s control, or to which Executive may have access. Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any Confidential Information. Executive acknowledges and agrees that Executive’s obligation to return the Company Group’s property shall apply to all property that Executive is aware is in Executive’s possession or control (based upon a diligent search), and the Company acknowledges and agrees that inadvertent or immaterial failures to return property shall not be deemed a breach hereof so long as Executive promptly returns such property to the Company upon becoming aware that such property is in his possession or control.
(e)Non-Disparagement. Executive agrees to refrain from engaging in any conduct or making disparaging comments or statements, the purpose or effect of which is to harm the reputation, goodwill, or commercial interests of the Company Group or its officers, directors, owners, agents or current or former employees, or its products or services, to any third party, including, but not limited to, any media outlet, any forms of social media or other method, industry group, financial institution, or current or former employee, consultant, or customer of the Company. The Company will specifically instruct its directors and executive officers to not make disparaging remarks about Executive, including comments about Executive’s employment with or cessation of employment with the Company Group. Notwithstanding any of the covenants in this Section 8(e), Executive, the Company Group, and all parties covered by this Section 8(e) may confer in confidence with legal representatives and make truthful statements to any judicial, regulatory, administrative or other Government Authority.
9.Modification of Restrictive Covenants Following Executive’s Relocation. To the extent that Executive relocates to the Wayne, Pennsylvania metropolitan area, Section 8(a) and Section 8(c) shall be modified to apply during Executive’s employment and the Restricted Period (such modification, the “Restrictive Covenant Modification”). By executing this Agreement, Executive agrees that the Restrictive Covenant Modification shall apply automatically upon Executive’s relocation and shall not require any additional action by either Executive or the Company.
10.Cooperation. Following Termination of Employment, Executive shall cooperate with the Company Group, its officers, employees, agents, affiliates and attorneys (a) in the defense or prosecution of, or in preparation for the defense or prosecution of, any lawsuit, dispute, investigation or other legal proceedings that may be ongoing, anticipated or threatened (“Proceedings”); (b) on any other matter related to the Company or its Affiliates (“Matters”) that arose during the period in which Executive was employed by the Company Group; and (c) in responding to any form of media inquiry or in making any form of public comment related to Executive’s employment with the Company Group, including, but not limited to, Executive’s separation from the Company Group. Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings and/or Matters as shall from time to time be reasonably requested by the Company, and shall be within Executive’s knowledge. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all pre-approved reasonable and appropriate expenses Executive incurs in so cooperating, including, by way of example and not by way of limitation, reasonable airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings or Matters outside of the city of Executive’s residence. Further, in the event the Company’s legal counsel determines there is a conflict of interest such that such counsel cannot represent Executive in the subject matter of any cooperation requested by the Company Group, Executive shall be reimbursed for reasonable attorneys’ fees and costs for separate legal representation pre-approved by the Company, subject to Executive’s prompt submission to the Company of invoices to substantiate such expenses; provided that Executive shall be permitted to redact such invoices to preserve attorney client privilege. In the event Executive is made aware of any issue or matter related to the Company Group, is asked by a third party to provide information regarding the Company Group, or is called other than by the Company as a witness to testify in any Proceeding or Matter related to the Company Group, Executive will notify the Company immediately in order to give the Company a reasonable opportunity to respond and/or participate in such Proceeding or Matter, unless Executive is requested or required not to do so by law enforcement or any other governmental agency or authority.
11.Equitable and Other Relief; Consent to Jurisdiction of Pennsylvania Courts.
(a)Executive acknowledges that the restrictions contained in Sections 7 and 8 are reasonable and necessary to protect the legitimate interests of the Company Group, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of Sections 7 and 8 will result in irreparable injury to the Company. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.
(b)Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 7 or 8, which rights shall be cumulative and in addition to any other rights or remedies to which the Company Group may be entitled under applicable law. Without limiting the foregoing, Executive also agrees that payment of the compensation and benefits payable under Section 4 may be automatically ceased in the event of a material breach of the covenants of Sections 7 or 8, provided the Company gives Executive written notice of such breach, specifying in reasonable detail the circumstances constituting such material breach, and Executive fails to cease such activity within 15 days after Executive’s receipt of such written notice. In the event that any of the provisions of Sections 7 or 8 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
(c)Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 7 or 8, including any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to receive service of any process, pleadings, notices or other papers in a manner provided for in Section 12 for the giving of notices.
12.Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service or by electronic mail, as follows:
Notices sent to the Company should be directed to:
Teleflex Incorporated
550 E. Swedesford Rd.
Suite 400
Wayne, PA 19087
Attention: General Counsel
Email: daniel.logue@teleflex.com
with a copy (that does not constitute notice) to:
Gillian Emmett Moldowan
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Email: gillian.moldowan@stblaw.com
Notices sent to Executive should be directed to Executive at the address on the records of the Company.
or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service or on the date sent by electronic mail (except if not a business day then the next business day), so long as no “bounceback” or similar “undeliverable” message is received by the sender thereof.
13.Governing Law and Venue. This Agreement will be governed by and interpreted under the laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Agreement. Except as otherwise provided in this Agreement, venue for actions, claims or proceedings arising out of or relating to any controversy or claim arising under or relating to this Agreement shall be the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, and both parties consent to the venue and jurisdiction of these courts.
14.Parties in Interest; Survival. This Agreement, including specifically the covenants of Sections 7 and 8, will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns. Executive’s obligations under this Agreement that are intended to survive Termination of Employment, which include Sections 7 and 8, shall survive the Termination Date. This Agreement may not be assigned by Executive. This Agreement may be assigned by the Company.
15.Entire Agreement. This Agreement and the Change of Control Severance Agreement contain the entire agreement between the parties with respect to the right of Executive to receive severance compensation upon the termination of Executive’s employment, and such agreements supersede any prior agreements or understandings between the parties relating to the subject matter of the Change of Control Severance Agreement or this Agreement, except Executive’s obligations under previously signed or otherwise executed agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition (including but not limited to non-solicitation and non-competition covenants), and arbitration or other dispute resolution programs remain intact.
16.Amendment or Modification. No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder. It is the parties’ intention that the benefits and rights to which Executive could become entitled in connection with Termination of Employment are exempt from or comply with Section 409A. If Executive or the Company believes, at any time, that any of such benefit or right does not so comply, Executive or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (with the most limited economic effect on Executive and the Company).
17.Clawback. The Company has adopted the Teleflex Incorporated Incentive Compensation Clawback Policy (“Clawback Policy”). Executive acknowledges that any incentive-based compensation paid under this Agreement may be subject to the Clawback Policy in accordance with the terms of such Clawback Policy, as the same may be amended from time to time, and any applicable law with respect to the clawback of compensation.
18.Data Protection. By executing this Agreement, Executive hereby consents to the holding and processing of personal data provided by Executive to the Company Group for all purposes necessary for the operation of this Agreement. This includes, but is not limited to, administering and maintaining records regarding Executive; providing information to third party administrators of benefit plans and awards; and providing information to future purchasers of the Company Group or any portion thereof or the business in which Executive works. Executive is hereby advised and directed to refer to any Company Group data protection policy and/or notice from time to time in place for more details about how Executive’s personal data is used.
19.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provision or application.
20.Counterparts. This Agreement may be executed in one or more counterparts but shall not be effective until each party has executed at least one counterpart. Each such counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

21.Construction. The following principles of construction will apply to this Agreement:
(a)Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” “Exhibit” or “party” refers to a Section of, or an Exhibit or a party to, this Agreement.
(b)The word “including” means “including without limitation.”
22.Headings and Titles. The headings and titles of Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing any provision hereof.
23.Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive represents, warrants and covenants to the Company that Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of Executive’s obligations under this Agreement and such execution, delivery and performance will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which Executive is or may be bound or subject, including, but not limited to, any non-competition, non-solicitation, confidentiality or other similar covenant or agreement.
24.Acknowledgement. Executive represents and certifies: that Executive has carefully read and fully understand all of the provisions and effects of this Agreement, and Executive has been given the opportunity to thoroughly discuss all aspects of it with Executive’s personal attorney; that Executive is voluntarily entering into this Agreement; and that neither the Company nor its agents, representatives or attorneys, make any representations concerning the terms or effects of this Agreement other than those contained herein. This Agreement was drafted mutually between the parties and shall not be construed otherwise.
[Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, Executive and the Company have executed the foregoing Senior Executive Officer Severance Agreement.

EXECUTIVE	TELEFLEX INCORPORATED
/s/ Jason Weidman	By:/s/ Andrew Krakauer
Name: Jason Weidman	Name: Andrew Krakauer
Title: Director

Date: April 27, 2026	Date: April 28, 2026